Exhibit 10.13(a)

ANNUAL INCENTIVE AWARD NOTICE
to [Name]

Pursuant to the Continental Airlines, Inc.

Annual Executive Incentive Program

Fiscal Year 20xx

This document constitutes your formal notice of an Award under the Continental Airlines, Inc. Annual Executive Incentive Program (as amended from time to time, the “Annual Incentive Program”) adopted under the Continental Airlines, Inc. Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”).  This notice evidences your right to participate in the Annual Incentive Program with respect to the period commencing on January 1, 20xx and ending on December 31, 20xx (the “Fiscal Year”), subject to the terms of the Annual Incentive Program and the Incentive Plan 2010.  [The Annual Incentive Program, your participation in the Annual Incentive Program and any payment under the Annual Incentive Program are subject to, and contingent upon, approval of the Incentive Plan 2010 by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders.]

The Human Resources Committee of the Board of Directors of the Company (the “Committee”) has established the following performance goals for the Fiscal Year:  (1) Entry Level Pre-tax Income of $_______; (2) Target Level Pre-tax Income of $_______; (3) Stretch Level Pre-tax Income of $_______; and (4) a Cash Hurdle of $___ billion.

The Pre-tax Income performance goal is achieved if the Company’s Pre-tax Income is equal to or greater than the Entry Level Pre-tax Income specified by the Committee.  The Cash Hurdle is achieved if the Company’s total unrestricted cash, cash equivalents and short-term investments as of the last day of the Fiscal Year is equal to or greater than the Cash Hurdle specified by the Committee.

If these performance goals are achieved and you remain continuously employed by the Company or its subsidiaries throughout the entire Fiscal Year, then your Annual Incentive Payment for the Fiscal Year will be equal to your base annual salary in effect on the last day of the Fiscal Year multiplied by a percentage equal to 50% plus (1) an additional ____% (or prorated portion thereof) for each million dollars (or portion thereof) by which the Company’s Pre-tax Income exceeds the Entry Level Pre-tax Income, up to and including the Target Level Pre-tax Income (representing a target incentive opportunity of __%), and (2) if the Company’s Pre-tax Income for the Fiscal Year exceeds the Target Level Pre-tax Income for such period, an additional ___% (or prorated portion thereof) for each million dollars (or portion thereof) by which the Company’s Pre-tax Income exceeds the Target Level Pre-tax Income, up to and including the Stretch Level Pre-tax Income (representing a stretch incentive opportunity of __%).

Your Annual Incentive Payment may be prorated as provided in the Annual Incentive Program under certain circumstances.  If you suffer a Qualifying Event on or after the occurrence of a Change in Control, you will receive an amount in cash equal to the Annual Incentive Payment calculated as if the Stretch Level Pre-tax Income and Cash Hurdle had been achieved for the Fiscal Year.

Capitalized terms used in this notice are defined in the Annual Incentive Program.  The Annual Incentive Program and the Incentive Plan 2010 are hereby incorporated into this notice by reference.   If you have any questions, or wish to obtain a copy of the Annual Incentive Program or the Incentive Plan 2010, please contact __________.

CONTINENTAL AIRLINES, INC.

By:   ______________________________
[Name]